Exhibit 35.2
May 19, 2009
American Honda Finance Corporation
20800 Madrona Ave.
Torrance, California 90503
Attention: Nancy Lee Beckman
Re: Assessment of compliance for services provided pursuant to the Title Administration Agreement dated as of February 5, 2002 between triVIN, Inc. (triVIN) for services provided by its wholly owned subsidiary, FDI Computer Consulting, Inc., dba FDI Collateral Management (the Company), and American Honda Finance Corporation (AHFC).
a)	A review of the Company’s activities and performance under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AHFC during the period commencing April 1, 2008 through and including March 31, 2009 has been conducted under my supervision, and;
b)	To the best of my knowledge, based upon such review, the Company has fulfilled its obligations under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AHFC in all material respects throughout the period commencing April 1, 2008 through and including March 31, 2009.
Signed as of May 19, 2009

FDI COMPUTER CONSULTING INC., DBA FDI COLLATERAL MANAGEMENT
By	/s/ Christopher Hodge
	Name:	Christopher Hodge
	Title:	President

cc: Paul C. Honda, Assistant Vice President, American Honda Finance Corporation